Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MicroVision, Inc. of our reports dated March 11, 2020, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and a change in the method of accounting for leases) and the effectiveness of internal control over financial reporting of MicroVision, Inc., included in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
February 16, 2021